Exhibit 99.1

Orexigen® Therapeutics Announces First Quarter 2009 Financial Results

— Management to host call and webcast today at 5:00 p.m. Eastern to discuss financial results and recent business highlights —

San Diego, CA, May 7, 2009 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced unaudited financial results for the three months ended March 31, 2009.

Three Months Ended March 31, 2009

As of March 31, 2009, Orexigen held $19.8 million in cash and cash equivalents and an additional $44.9 million in investment securities, available-for-sale.

For the three months ended March 31, 2009, Orexigen reported a net loss of $19.3 million, or $0.56 per share attributable to common stockholders, as compared to a net loss of $23.2 million, or $0.73 per share attributable to common stockholders, for the comparable period in 2008.

Total operating expenses for the three months ended March 31, 2009 were $19.1 million compared to $24.0 million for the comparable period in 2008. The decreased operating expenses were due primarily to a decrease of $5.9 million in research and development expenses in connection with the Company’s Contrave® Phase 3 clinical trials, related proprietary product formulation work and consulting activities, partially offset by an increase in salaries and personnel related costs. In addition, general and administrative expenses increased approximately $46,000 due primarily to an increase in salaries and personnel related costs.

“This is a momentous time for Orexigen,” said Michael Narachi, President and CEO. “We are collecting the last of our patient data for the Contrave Phase 3 development program. We believe that if the data is positive, Contrave should have the ability to address a tremendously underserved obesity market. We look forward to the opportunity to review this exciting data with you very soon.”

Recent Highlights

Corporate

The Company announced that it appointed Michael Narachi as President and Chief Executive Officer. Mr. Narachi has spent the majority of his career at Amgen. Throughout his 20 years at Amgen, he held various positions including: Product Development Team Leader for NEUPOGEN; Director of Clinical Operations in Thousand Oaks, Calif., and Cambridge, U.K.; Vice President of Development and Representative Director for Amgen Japan; Head of Corporate Strategic Planning; Chief Operations Officer of Amgen BioPharma; and Vice President, Licensing and Business Development. In 2004, Mr. Narachi retired as an officer and Vice President and General Manager of Amgen’s Anemia Business. He is also a director of AMAG Pharmaceuticals, Inc.

Contrave

The Contrave development program was designed to address several key strategic questions. Our first Phase 3 trial to be completed, NB-302, was designed to demonstrate the benefits of Contrave therapy when added to an intensive, physician-directed exercise and diet program. The NB-301 and NB-303 trials were designed to demonstrate the benefits of Contrave in a more typical setting of diet and exercise. Finally, the NB-304 trial was designed to assess the benefit of Contrave in an obese population with co-morbid type 2 diabetes. We believe that the combined results of these four Phase 3 trials will provide a full picture of the efficacy, safety and tolerability of Contrave in a broad segment of the obese patient population.

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In January, the Company announced that NB-302, the first of four Phase 3 clinical trials of Contrave, met its co-primary and key secondary endpoints, showing a significant reduction in body weight, improvements in markers of cardiovascular risk and reductions in selected food craving measures. In this trial, which included an intensive diet and exercise behavior modification regimen, obese patients treated with Contrave, based on intent-to-treat and completer analyses, lost an average of 20.3 pounds to 25.0 pounds, or 9.3% to 11.5% of their baseline body weight, versus 11.0 pounds to 16.0 pounds, or 5.1% to 7.3% of baseline body weight, for patients treated with placebo. In addition, in the categorical weight reduction analysis, the percentage of patients who lost ≥10% of their body weight was 41.5% in the Contrave group compared to 20.2% in the placebo group. All of these findings were highly statistically significant (p<0.001). Contrave was generally well tolerated by patients, with an overall safety profile that was consistent with its individual components, naltrexone and bupropion. The most frequently observed treatment-emergent adverse events for patients on study drug were nausea, headache, constipation and dizziness. The overall discontinuation rate due to adverse events was 25.9% for patients taking Contrave versus 13.0% for those patients taking placebo. Treatment with Contrave was not associated with increases in symptoms of depression, suicidality or worsening of mean blood pressure.

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The Company has continued to make progress in the other three Phase 3 trials of Contrave. The results of these trials, each of which is designed to measure change in body weight after 56 weeks of treatment, are expected to be announced in the third quarter of 2009.

EmpaticTM

The Empatic program is one that we remain very excited about as it may offer the market more pronounced weight loss to complement the broader market that Contrave may address.

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Orexigen is continuing to follow patients in a Phase 2b clinical trial of Empatic (zonisamide SR/bupropion SR), ZB-202. The trial is designed to build on the results from the previous Phase 2b trial of Empatic, ZB-201. In the current trial, which measures weight loss after 24 weeks of treatment, two different dosages of Empatic are being studied along with the individual constituents. The Company expects the results of this Phase 2b clinical trial to be announced in the third quarter of 2009.

Conference Call Today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the first quarter 2009 financial results and recent business highlights. The live call may be accessed by phone by calling (800) 591-6923 (domestic) or (617) 614-4907 (international), participant code 93198624. The webcast can be accessed live on the investor relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call. The archive may be accessed by calling (888) 286-8010 (domestic) or 617-801-6888 (international), participant code 31431233.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of obesity. The Company’s lead combination product candidates targeted for obesity are Contrave, which is in Phase 3 clinical trials, and Empatic, which is in the later stages of Phase 2 clinical development. Both product candidates take advantage of the Company’s understanding of how the brain appears to regulate appetite and energy expenditure, as well as the mechanisms that come into play to limit weight loss over time. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss. Further information about the Company can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the enrollment, timing and completion of clinical trials of Contrave and Empatic and the potential to obtain regulatory approval for, and effectively treat obesity with, Contrave and Empatic. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the final analyses of data from the NB-302 trial and other clinical trials of Contrave may produce negative or inconclusive results, or may be inconsistent with previously conducted clinical trials, and the FDA may not agree with the Company’s interpretation of efficacy and safety results; the potential that earlier clinical trials may not be predictive of future results; Contrave or Empatic may not receive regulatory approval on a timely basis or at all; the FDA may require Orexigen to complete additional clinical, non-clinical or other requirements prior to the submission or the approval of NDAs for either product candidate; the potential for adverse safety findings relating to Empatic or Contrave to delay or prevent regulatory approval or commercialization, or result in product liability claims; the third parties on whom Orexigen relies to assist with the development programs for Contrave or Empatic, including clinical investigators, contract laboratories, clinical research organizations and manufacturing organizations, may not successfully carry out their contractual duties or obligations or meet expected deadlines, and the quality or accuracy of the data or materials generated by such third parties may be of insufficient quality to include in the Company’s regulatory submissions; the ability of Orexigen and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of Contrave and Empatic; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-

looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen	Media
Graham Cooper	Lori Rosen
Chief Financial Officer	Invigorate Communications
(858) 875-8600	(212) 301-7173

Orexigen Therapeutics, Inc.

(a development stage company)

Balance Sheets

(In thousands, except share and par value amounts)

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,776	$45,451
Investment securities, available-for-sale	44,886	40,716
Prepaid expenses and other current assets	1,210	1,184

Total current assets	65,872	87,351
Property and equipment, net	1,554	2,059
Restricted cash	1,375	1,375
Other assets	1,074	1,123

Total assets	$69,875	$91,908

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$16,142	$18,810
Deferred revenue, current portion	88	88
Long-term debt, current portion	8,420	7,591

Total current liabilities	24,650	26,489
Deferred revenue, less current portion	1,036	1,058
Long-term debt, less current portion	6,631	8,800
Other long-term liabilities	1,773	1,767
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at March 31, 2009 and December 31, 2008; no shares issued and outstanding at March 31, 2009 and December 31, 2008	—	—
Common stock, $.001 par value, 100,000,000 shares authorized at March 31, 2009 and December 31, 2008; 34,661,541 and 34,433,322 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	35	34
Additional paid-in capital	255,194	253,782
Accumulated other comprehensive income	34	153
Deficit accumulated during the development stage	(219,478)	(200,175)

Total stockholders’ equity	35,785	53,794

Total liabilities and stockholders’ equity	$69,875	$91,908

Orexigen Therapeutics, Inc.

(a development stage company)

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Period from September 12, 2002 (Inception) to March 31, 2009
	2009	2008
Revenues:
Collaborative agreement	$—	$—	$174
License revenue	22	22	375

Total revenues	22	22	549
Operating expenses:
Research and development	15,731	20,687	184,849
General and administrative	3,365	3,319	41,187

Total operating expenses	19,096	24,006	226,036

Loss from operations	(19,074)	(23,984)	(225,487)
Other income (expense):
Interest income	165	1,199	8,844
Interest expense	(394)	(429)	(2,835)

Total other income (expense)	(229)	770	6,009

Net loss	(19,303)	(23,214)	(219,478)
Accretion to redemption value of redeemable convertible preferred stock	—	—	(78)
Deemed dividend of beneficial conversion for Series C preferred stock	—	—	(13,860)

Net loss attributable to common stockholders	(19,303)	(23,214)	(233,416)

Net loss per share attributable to common stockholders - basic and diluted	$(0.56)	$(0.73)

Shares used in computing net loss per share attributable to common stockholders – basic and diluted	34,611	31,942